UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(A) of the

Securities Exchange Act of 1934

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ATHENEX, INC.

(Name of Registrant as Specified in its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Notice of June 12, 2018

Annual Meeting and

2018 Proxy Statement

1001 Main Street, Suite 600

Buffalo, New York 14203

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE 12, 2018

To the Stockholders of Athenex, Inc.:

Notice is hereby given that the Annual Meeting of Stockholders of Athenex, Inc. will be held on June 12, 2018, at Wyndham Garden Buffalo Downtown located at 125 High Street, Buffalo, NY 14203 at 9:30 AM EDT. The meeting is called for the following purposes:

1.	To elect the Class I directors named in the Proxy Statement for a three-year term expiring in 2021 and until their successors have been elected and qualified or, if sooner, until their death, resignation or removal;

2.	To ratify the appointment of Deloitte & Touche LLP as our Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018; and

3.	To consider and take action upon such other matters as properly comes before the meeting or any adjournment or postponement thereof.

These matters are more fully described in the Proxy Statement accompanying this Notice.

If you were a stockholder of record of Athenex common stock as of the close of business on April 16, 2018, you are entitled to receive this Notice and vote at the Annual Meeting of Stockholders and any adjournments or postponements thereof, provided that the board of directors may fix a new record date for an adjourned meeting. Our stock transfer books will not be closed. A list of the stockholders entitled to vote at the meeting may be examined at our principal executive offices in Buffalo, NY during ordinary business hours for the 10-day period preceding the meeting for any purposes related to the meeting.

We are pleased to take advantage of the Securities and Exchange Commission rules that allow us to furnish these proxy materials (including an electronic Proxy Card for the meeting) and our 2017 Annual Report to Stockholders (including our 2017 Annual Report on Form 10-K) to stockholders via the Internet. On or about April 30, 2018, we mailed to our stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our Proxy Statement and 2017 Annual Report to Stockholders and how to vote. We believe that posting these materials on the Internet enables us to provide stockholders with the information they need to vote more quickly, while lowering the cost and reducing the environmental impact of printing and delivering annual meeting materials.

You are cordially invited to attend the meeting. Whether or not you expect to attend, the board of directors respectfully requests that you vote your stock in the manner described in the Proxy Statement. You may revoke your proxy in the manner described in the Proxy Statement at any time before it has been voted at the meeting.

By Order of the Board of Directors of Athenex, Inc.,

/s/ Johnson Y.N. Lau, M.D.
Johnson Y.N. Lau, M.D.
Chief Executive Officer and Chairman of the Board
Buffalo, New York
Dated: April 30, 2018

ATHENEX, INC.

Proxy Statement

for the

Annual Meeting of Stockholders

To Be Held June 12, 2018

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ATHENEX, INC.

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE 12, 2018

Information Concerning Solicitation and Voting

This Proxy Statement is furnished to the holders of our common stock in connection with the solicitation of proxies on behalf of the board of directors for use at the Annual Meeting of Stockholders to be held on June 12, 2018 at 9:30 AM EDT at Wyndham Garden Buffalo Downtown located at 125 High Street, Buffalo, NY 14203, or for use at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. Only stockholders of record at the close of business on April 16, 2018 are entitled to notice of and to vote at the meeting.

In accordance with the rules of the Securities and Exchange Commission instead of mailing a printed copy of our proxy materials to each stockholder of record, we are furnishing proxy materials, including the Notice, this Proxy Statement, our 2017 Annual Report to Stockholders, including financial statements, and a Proxy Card for the meeting, by providing access to them on the Internet to communicate with you more quickly, save printing costs and benefit the environment. These materials were first available on the Internet on April 30, 2018. We mailed a Notice of Internet Availability of Proxy Materials on or about April 30, 2018 to our stockholders of record and beneficial owners as of April 16, 2018, the record date for the meeting. This Proxy Statement and the Notice of Internet Availability of Proxy Materials contain instructions for accessing and reviewing our proxy materials on the Internet and for voting by proxy over the Internet. You will need to obtain your own Internet access if you choose to access the proxy materials and/or vote over the Internet. If you prefer to receive printed copies of our proxy materials, the Notice of Internet Availability of Proxy Materials contains instructions on how to request the materials by mail. You will not receive printed copies of the proxy materials unless you request them. If you elect to receive the materials by mail, you may also vote by proxy on the Proxy Card or Voter Instruction Form that you will receive in response to your request.

Each holder of our common stock is entitled to one vote for each share held as of the record date with respect to all matters considered at the meeting. Stockholder votes will be tabulated by persons appointed by the board of directors to act as inspectors of election for the meeting.

We bear the expense of soliciting proxies. Our directors, officers, or employees may also solicit proxies personally or by telephone, telegram, facsimile, or other means of communication. We do not intend to pay additional compensation for doing so. In addition, we might reimburse banks, brokerage firms, and other custodians, nominees, and fiduciaries representing beneficial owners of our common stock, for their expenses in forwarding soliciting materials to those beneficial owners.

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QUESTIONS AND ANSWERS ABOUT THE 2018 ANNUAL MEETING

Q:	Who may vote at the meeting?

A:	The board of directors set April 16, 2018 as the record date for the meeting. If you owned shares of our common stock at the close of business on April 16, 2018, you may attend and vote at the meeting. Each stockholder is entitled to one vote for each share of common stock held on all matters to be voted on. As of April 16, 2018, there were 63,515,929 shares of our common stock outstanding and entitled to vote at the meeting.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:	If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered, with respect to those shares, a stockholder of record. As a stockholder of record, you have the right to vote in person at the meeting. You will need to present a form of personal photo identification in order to be admitted to the 2018 annual meeting of stockholders.

If your shares are held in a brokerage account, bank or by another nominee or trustee, you are considered the beneficial owner of shares held in street name. In that case, the Notice of Internet Availability of Proxy Materials or proxy materials have been forwarded to you by your broker, bank or other holder of record who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote your shares by using the voting instructions included in the Notice of Internet Availability or proxy materials.

Q:	What is the quorum requirement for the meeting?

A:	A majority of our outstanding shares of capital stock entitled to vote as of the record date must be present at the meeting in order for us to hold the meeting and conduct business. This is called a quorum. Your shares will be counted as present at the meeting if you:

•	Are present and entitled to vote in person at the meeting;

•	Properly submitted a Proxy Card or Voter Instruction Form; or

•	Do not provide your broker with instructions on how to vote, but the broker submits your proxy nonetheless (a broker non-vote).

Broker non-votes are counted for purposes of determining whether a quorum exists. Broker non-votes occur when a person holding shares in street name, such as through a brokerage firm, does not provide instructions as to how to vote those shares, but the broker submits that person’s proxy nonetheless. If you are present in person or by proxy at the meeting, but withhold your vote or abstain from voting on any or all proposals, your shares are also still counted as present and entitled to vote.

The proposals listed in this Proxy Statement identify the votes needed to approve the proposed actions.

Q:	What proposals will be voted on at the meeting?

A:	The two proposals to be voted on at the meeting are as follows:

•	To elect the Class I directors named in the Proxy Statement for a three-year term expiring in 2021 and until their successors have been elected and qualified or, if sooner, until their death, resignation or removal; and

•	To ratify the appointment of Deloitte & Touche LLP as our Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018.

We will also consider any other business that properly comes before the meeting. As of the record date, we are not aware of any other matters to be submitted for consideration at the meeting. If any other matters are properly brought before the meeting, the proxy named in the Proxy Card or Voter Instruction Form will vote the shares it represents using its best judgment.

Q:	Can I access these proxy materials on the Internet?

A:	Yes. The Notice of Annual Meeting, Proxy Statement, and 2017 Annual Report to Stockholders (including the 2017 Annual Report on Form 10-K), are available for viewing, printing, and downloading at www.proxydocs.com/ATNX. All materials will remain posted on www.proxydocs.com/ATNX at least until the conclusion of the meeting. Our Annual Report on Form 10-K for the year ended December 31, 2017 is also available under the Investor Relations—Financial Information—Annual Reports section of our website at www.athenex.com and through the SEC’s EDGAR system at http://www.sec.gov.

Q:	How may I vote my shares in person at the meeting?

A:	If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered, with respect to those shares, the stockholder of record. As the stockholder of record, you have the right to vote in person at the meeting. You will need to present a form of personal photo identification in order to be admitted to the meeting.

If your shares are held in a brokerage account, bank or by another nominee or trustee, you are considered the beneficial owner of shares held in street name. As the beneficial owner, you are also invited to attend the meeting. Because a beneficial owner is not the stockholder of record, you may not vote these shares in person at the meeting unless you obtain a “legal proxy” from the broker, bank, nominee, or trustee that holds your shares, giving you the right to vote the shares at the meeting.

Q:	How can I vote my shares without attending the meeting?

A:	If you hold shares in your own name, you may vote by proxy in any one of the following ways:

•	Via the Internet by accessing the proxy materials on the secured website www.proxydocs.com/ATNX and following the voting instructions on that website;

•	Via telephone by calling toll free 1-866-217-7048 and following the recorded instructions; or

•	By requesting that printed copies of the proxy materials be mailed to you pursuant to the instructions provided in the Notice of Internet Availability and completing, dating, signing and returning the Proxy Card that you receive in response to your request.

The Internet and telephone voting procedures are designed to authenticate stockholders’ identities by use of a control number to allow stockholders to vote their shares and to confirm that stockholders’ instructions have been properly recorded. Voting via the Internet or telephone must be completed by 11:59 PM EDT on June 11, 2018. Of course, you can always come to the meeting and vote your shares in person. If you submit or return a Proxy Card without giving specific voting instructions, your shares will be voted as recommended by the board of directors, as permitted by law.

If your common stock is held by a broker, bank, or other nominee, they should send you instructions that you must follow in order to have your shares voted.

Q:	How can I change my vote after submitting it?

A:	If you are a stockholder of record, you can revoke your proxy before your shares are voted at the meeting by:

•	Filing a written notice of revocation bearing a later date than the proxy with our Corporate Secretary at 1001 Main Street, Suite 600, Buffalo, NY 14203 at or before the taking of the vote at the meeting;

•	Duly executing a later-dated proxy relating to the same shares and delivering it to our Corporate Secretary at 1001 Main Street, Suite 600, Buffalo, NY 14203 at or before the taking of the vote at the meeting;

•	Attending the meeting and voting in person (although attendance at the meeting will not in and of itself constitute a revocation of a proxy); or

•	If you voted by telephone or via the Internet, voting again by the same means prior to 11:59 PM EDT on June 11, 2018.

If you are a beneficial owner of shares, you may submit new voting instructions by contacting your broker, bank or other holder of record. You may also vote in person at the meeting if you obtain a legal proxy from them as described in the answer to a previous question.

Q:	Where can I find the voting results of the meeting?

A:	We plan to announce the preliminary voting results at the meeting. We will publish the results in a Form 8-K filed with the SEC within four business days of the meeting.

Q:	For how long can I access the proxy materials on the Internet?

A:	The Notice of Annual Meeting, Proxy Statement, 2017 Annual Report to Stockholders, and Annual Report on Form 10-K for the fiscal year ended December 31, 2017 are also available, free of charge, in PDF and HTML format under the Investor Relations—Financial Information—Annual Meeting Materials section of our website at www.athenex.com and will remain posted on this website at least until the conclusion of the meeting.

PROPOSAL ONE

ELECTION OF DIRECTORS

Nominees

The board of directors currently consists of eight members and is divided into three classes, the members of which each serve for a staggered three-year term and until a successor has been elected and qualified or, if sooner, until such member’s death, resignation or removal. The term of office of one class of directors expires each year in rotation so that one class is elected at each annual meeting for a full three-year term. Our current Class I directors, Michael Cannon, Jinn Wu and James Zukin, have been nominated to fill a three-year term expiring in 2021. The two other classes of directors, who were elected or appointed for terms expiring at the annual meetings in 2019 and 2020, respectively, will remain in office.

If you are a stockholder of record, unless you mark your proxy card to withhold authority to vote, the proxy holder will vote the proxies received by it for the three Class I nominees named below, each of whom is currently a director and each of whom has consented to be named in this Proxy Statement and to serve if elected. In the event that any nominee is unable or declines to serve as a director at the time of the meeting, your proxy will be voted for any nominee designated by the board of directors to fill the vacancy. We do not expect that any nominee will be unable or will decline to serve as a director. As previously announced, Mr. Zukin is resigning from the board of directors effective July 1, 2018. If you are a beneficial owner of shares held in street name and you do not provide your broker with voting instructions, your broker may not vote your shares on the election of directors. Therefore, it is important that you vote.

The name of and certain information regarding each Class I nominee as of April 16, 2018 is set forth below, together with information regarding our directors remaining in office. This information is based on data furnished to us by the nominees and directors. There is no family relationship between any director, executive officer or person nominated to become a director or executive officer. The business address for each nominee for matters regarding the Company is 1001 Main Street, Suite 600, Buffalo, NY 14203.

Class I Director Nominees for Terms Expiring in 2021

Name	Age	Position(s) with Athenex	Director Since
Michael Cannon	72	Director	June 2017
Jinn Wu, Ph.D.	69	Director	April 2007
James Zukin	69	Director	June 2017

Class II Directors with Terms Expiring in 2019

Name	Age	Position(s) with Athenex	Director Since
Kim Campbell	71	Director	October 2015
Manson Fok	61	Director	June 2015

Class III Directors with Terms Expiring in 2020

Name	Age	Position(s) with Athenex	Director Since
Johnson Y.N. Lau, M.D.	57	Chief Executive Officer and Chairman of the Board	November 2003
Sheldon Trainor-Degirolamo	54	Director	June 2017
Song-Yi Zhang	62	Director	June 2015

Class I Director Nominees

Michael Cannon—Director

Mr. Cannon joined the board of directors effective upon the completion of our initial public offering in June 2017. Mr. Cannon has over forty years’ experience in the pharmaceutical industry, and has served as an

Executive Director of BioSentinel, Inc. since July 2010. Previously, from 1970 to 2004, he worked at SICOR S.p.A., a Swiss-Italian API manufacturing company, in a variety of positions in manufacturing, quality and regulatory affairs and business development. Mr. Cannon was a member of the team that orchestrated the merger of SICOR with Gensia, Inc. of San Diego in 1997 and after the merger he served as Chief Scientific Officer. He then served as a member of SICOR’s board and president of the biotech division until the company was sold to Teva Pharmaceutical Industries Limited (NYSE: TEVA) in 2004. Mr. Cannon also serves on the boards of directors of Moleculin Biotech, Inc. (NASDAQ: MBRX) and three privately held companies. Mr. Cannon received a B.S. in Chemistry from Fordham College.

We believe that Mr. Cannon’s experience in both scientific and business development roles in the pharmaceutical industry, including API manufacturing, qualifies him to serve on the board of directors.

Jinn Wu—Director

Dr. Wu has served as a member of the board of directors since April 2007. In 1987, Dr. Wu founded XenoBiotic Laboratories, Inc., or XBL, in Plainsboro, New Jersey, a contract research organization that provides an extensive array of clinical and preclinical research services to the biotechnology and pharmaceutical industries, and he served as its President until September 2014. Since then, Dr. Wu has served as Chief Scientific Officer and Senior Vice President of WuXi AppTec from 2015 to 2016 and, beginning in 2017, now serves as Scientific Strategic Advisor to WuXi AppTec Group. Dr. Wu earned a Ph.D in Natural Products and Medicinal Chemistry from Ohio State University and spent several years as a research scientist at FMC Corporation (NYSE: FMC) before founding XBL. He is an adjunct professor at the Rutgers School of Biomedical and Health Sciences and is a member of the American Association of Pharmaceutical Scientists, the International Society for the Study of Xenobiotics, the American Society of Pharmacognosy and the American Chemical Society.

We believe that Dr. Wu serves as a valuable member of the board of directors due to his extensive medical experience and experience with clinical and preclinical research services.

James Zukin—Director

Mr. Zukin joined the board of directors effective upon the completion of our initial public offering in June 2017. Mr. Zukin is a co-founder of Houlihan Lokey, Inc. (NYSE: HLI), and served in various capacities from 1976 until his retirement in 2013, most recently as Senior Managing Director of Houlihan Lokey and Chairman of its subsidiary, Houlihan Lokey Howard & Zukin Investment Consulting (Beijing) Co., Ltd. Mr. Zukin has served on the faculty of various The World Bank, International Finance Corporation, and International Monetary Fund conferences. He serves as a delegate to the Paris Club meetings involving the private sector. Mr. Zukin frequently speaks at business conferences in the United States and Asia on M&A, financial restructuring and shareholder liquidity, among other topics. Mr. Zukin earned a B.A. in Economics from the University of California at Berkeley and an M.B.A. from Harvard Business School.

We believe that Mr. Zukin’s experience in investment advisory services in both the United States and Asia qualifies him to serve on the board of directors.

Other Directors Not Up for Re-election at this Meeting

Johnson Y.N. Lau—Chief Executive Officer and Chairman of the Board

Dr. Lau has served as our Chief Executive Officer since 2011, and as Chairman of the Board since our inception in 2003. Dr. Lau has had extensive leadership experience in both scientific and business management. He previously served as Chairman and Chief Executive Officer of Ribapharm Inc., and oversaw the company’s initial public offering in 2002. Prior to Ribapharm, he served as Senior Vice President and Head of Research and Development for ICN Pharmaceuticals Inc. Prior to joining ICN, Dr. Lau served as the Senior Director of Antiviral Therapy Research at Schering-Plough Corporation. Dr. Lau has contributed more than 200 scientific publications, editorials/reviews and chapters in peer reviewed scientific journals and has edited two books. He was a former Managing Director at Roth Capital Partners, LLC and a Director of the Board of Chelsea

Therapeutics International, Ltd., serving as the Chair of the Audit and Risk Management Committee as well as the Corporate Governance Committee. He is currently serving on the board of Porton Fine Chemicals Ltd., and private companies including Avalon Biomedical (Management) Ltd., Avagenex Ltd., and Aiviva Biopharma, Inc., as well as serving the Hong Kong X-Tech Startup platform as a general partner and mentor. He is also an Executive Board Member of the charity Project Vision and is an honorary professor/adjunct professor of the University of Hong Kong, Hong Kong Polytechnic University and Chongqing Southwestern Hospital, and a member of the Advisory Board of the School of Biomedical Sciences of the Chinese University of Hong Kong. Dr. Lau received his medical degree (M.B.B.S.) and medical doctorate degree (M.D.) from the University of Hong Kong. He is also a Fellow of the Royal College of Physicians.

We believe that Dr. Lau serves as a valuable member of the board of directors due to the perspective and experience he brings as our Chairman and Chief Executive Officer.

Kim Campbell—Director

The Right Honourable Kim Campbell has served as a member of the board of directors since October 2015 and is currently our Lead Independent Director. 1n 1993, Ms. Campbell served as Canada’s nineteenth, and first female, Prime Minister. More recently, Ms. Campbell has served as the Founding Principal of Peter Lougheed Leadership College at the University of Alberta since 2014, and as a professional speaker since 2001. She previously held cabinet portfolios as Minister of Justice and Attorney General, Minister of Indian Affairs and Northern Development and Minister of National Defence and Minister of Veterans’ Affairs. She was the first woman to hold the Justice and Defence portfolios, and the first woman to be Defence Minister of a NATO country. Ms. Campbell participated in major international meetings including the Commonwealth, NATO, the G-7 Summit and the United Nations General Assembly. After her tenure as Prime Minister, Ms. Campbell was a fellow at the Institute of Politics (Spring 1994) and the Shorenstein Center on Media, Politics and Public Policy (1994-1995) at the Harvard Kennedy School of Government. She served as the Canadian Consul General in Los Angeles (1996-2000), then returned to Harvard to teach at the Center for Public Leadership at the Kennedy School (2001-2004).

Ms. Campbell is a founding member of the World Leadership Alliance Club de Madrid, an organization of former heads of government and state who work to promote democratic values. She served as Secretary General (2004-2006). She has also served as its Acting President in 2002, its Vice President in 2003-2004 and served on its board of directors from 2007-2011. Ms. Campbell is a member and chair emerita of the Council of Women World Leaders (1993-2003). The Council’s membership consists of women who hold or have held the office of President or Prime Minister. Ms. Campbell is a member of the International Women’s Forum, a global organization of women of significant and diverse achievement. She served as its president (2003-2005) and was inducted into the IWF Hall of Fame in 2008.

Today, Ms. Campbell devotes the majority of her time to serving as the founding principal of the Peter Lougheed Leadership College at the University of Alberta. She is also a trustee of the International Center for the Study of Radicalisation and Political Violence at King’s College London. She is a member of the Pacific Council on International Policy, the West Coast affiliate of the Council on Foreign Relations, and the Global Council of the Asia Society of New York. She is on the advisory board of Equal Voice and an honorary patron of Informed Opinions. She is also a senior advisor to the Crisis Group and an honorary board member of the Climate Action Reserve and previously served as a trustee of the Salk Institute for Biological Studies (2007-2010). Ms. Campbell earned her B.A. in political science and LL.B. from the University of British Columbia

We believe that Ms. Campbell serves as a valuable member of the board of directors due to her extensive experience serving on the boards of directors of a variety of other entities over the course of her career.

Manson Fok—Director

Dr. Fok has served as a member of the board of directors since June 2015. Since October 2011, Dr. Fok has been the Chairman of Pedder Clinic, a private medical practice in Hong Kong. He is also the Dean, Faculty of Health Sciences at Macau University of Science and Technology, or MUST; Hospital Director of University Hospital at

MUST; President of the Macau Healthcare Management and Promotion Association; Censor-in-Chief, World Chinese Doctors’ Association; Honorary Fellow, Chinese College of Surgeons; Committee member, The Council for Medical Affairs in Macau SAR, among many other leadership positions. Dr. Fok is also a director of Avalon Biomedical (Management) Limited. Dr. Fok was awarded the 2014 Gusi Peace Prize in Humanitarianism for his remarkable contributions to medical education, healthcare delivery and cross-border biotechnology developments that act as a bridge within Asia and across continents. In 2015, Dr. Fok was appointed as the Chief Executive Officer of the same Peace Prize Foundation to continue promoting peace, cooperation and healthcare development in the Asia-Pacific region. After receiving his medical degree (M.B.B.S.) from the University of Hong Kong in 1982, Dr. Fok was appointed faculty in the Surgical Unit of the University of Hong Kong. Dr. Fok has published many original research papers in high-ranking international medical journals and chapters in various academic books focusing on minimally invasive treatment for esophageal surgery.

We believe that Dr. Fok serves as a valuable member of the board of directors due to his extensive knowledge of cross-border biotechnology developments that act as a bridge between the United States and Asia.

Sheldon Trainor-Degirolamo—Director

Mr. Trainor-Degirolamo joined the board of directors effective upon the completion of our initial public offering in June 2017. Mr. Trainor-Degirolamo is the Founder and Managing Director of PacBridge Capital Partners (HK) Limited, a principal investment and advisory firm based in Hong Kong, which he founded in 2009. Prior to establishing PacBridge, Mr. Trainor-Degirolamo spent more than 20 years in roles of increasing responsibility in the financial services industry, including with Credit Suisse Management (Australia) Pty Ltd., Morgan Stanley Asia Pacific Holding Ltd. and as Head of Investment Banking for Asia and as Vice Chairman of Merrill Lynch Asia. Since 2012, he has also served as an Executive Director of Macau Legend Development Ltd. (HKSC: 1680.HK). Mr. Trainor-Degirolamo received his BCom from the University of British Columbia.

We believe that Mr. Trainor-Degirolamo’s experience in investing and financial services, as well as his knowledge of the Company, qualifies him to serve on the board of directors.

Song-Yi Zhang—Director

Mr. Zhang joined the board of directors in June 2015. Mr. Zhang is the founder of Mandra Capital Limited, an investment holding company focused on early stage opportunities in internet, life science, materials and technologies. Mr. Zhang has more than twenty years of investment banking and direct investment experience. In addition to his responsibilities as Chairman of Mandra Capital Limited since its inception in 2002, Mr. Zhang has served as a director of SINA Corp (NASDAQ: SINA) since April 2004, and an independent non-executive director of China Longyuan Power Group Corporation Limited (HKSE: 0916.HK) since July 2009 and China Renewable Energy Investment Limited (HKSE: 0987.HK) from April 2008 to April 2013 and since 2016. Prior to founding Mandra Capital, Mr. Zhang served as a Managing Director of Asia Merger, Acquisition and Divestiture Group, and the co-Head of Asia Resources and Infrastructure Group of Morgan Stanley, and a Senior Associate of Milbank, Tweed, Hadley & McCloy LLP. Mr. Zhang received his J.D. from Yale University.

We believe that Mr. Zhang serves as a valuable member of the board of directors due to his extensive experience investing in biotechnology companies.

Required Vote

Provided there is a quorum for the meeting, the Class I director nominees receiving the highest number of affirmative votes of our common stock present or represented and entitled to be voted for them shall be elected as Class I directors. Votes withheld will have no legal effect on the election of directors. Under applicable NASDAQ Stock Market listing standards, brokers are not permitted to vote shares held for a customer on “non-routine” matters without specific instructions from the customer. As such, broker non-votes will have no effect on the outcome of this proposal.

The board of directors unanimously recommends that stockholders vote FOR the three Class I director nominees listed above.

CORPORATE GOVERNANCE MATTERS

Information about the Board

The board of directors consists of seven non-employee directors and our Chief Executive Officer, Johnson Y.N. Lau. Our certificate of incorporation and bylaws provide that the number of directors on the board of directors may be determined from time to time by resolution of the board. The board is currently divided into three classes, as follows:

•	Class I, which consists of Michael Cannon, Jinn Wu and James Zukin, whose current terms will expire at our annual meeting of stockholders to be held in 2018;

•	Class II, which consists of Kim Campbell and Manson Fok, whose terms will expire at our annual meeting of stockholders to be held in 2019; and

•	Class III, which consists of Johnson Y.N. Lau, Sheldon Trainor-Degirolamo and Song-Yi Zhang, whose terms will expire at our annual meeting of stockholders to be held in 2020.

Upon the expiration of the initial term of office for each class of directors, nominees in such class shall be elected for a term of three years and serve until a successor is duly elected and qualified or until his or her earlier death, resignation or removal. Any additional directorships resulting from an increase in the number of directors or a vacancy will be filled by the directors then in office.

Directors will only be removed with cause by the affirmative vote of at least a majority of the stock then entitled to vote at an election of directors. Because only one-third of our directors will be elected at each annual meeting, two consecutive annual meetings of stockholders could be required for the stockholders to change a majority of the board.

As Chairman of the board of directors, Dr. Lau has authority to, among other things, call and preside over meetings of the board, set meeting agendas in consultation with the chairs of the applicable committees of the board and with the approval of the Lead Independent Director, and perform such other duties and responsibilities as requested by the board. Accordingly, Dr. Lau, along with the Lead Independent Director, has the ability to shape the work of the board. We believe Dr. Lau’s experience at the Company and on other public company boards allows him to possess detailed and in-depth knowledge of the issues, opportunities, and challenges facing the Company and our business, and therefore, positions him well to develop agendas with the chairs of the applicable committees of the board and the Lead Independent Director that ensure the board’s time and attention are focused on critical matters.

The Company believes that combining the positions of Chief Executive Officer and Chairman of the Board, helps to ensure that the board of directors and management act with a common purpose. In the Company’s view, separating the positions of Chief Executive Officer and Chairman has the potential to give rise to divided leadership, which could interfere with good decision-making or weaken the Company’s ability to develop and implement strategy. Instead, the Company believes that combining the positions of Chief Executive Officer and Chairman provides a single, clear chain of command to execute the Company’s strategic initiatives and business plans. In addition, the Company believes that a combined Chief Executive Officer and Chairman is better positioned to act as a bridge between management and the board, facilitating the regular flow of information. While the board believes the combination of these positions has served the Company well, and intends to maintain this combination of roles where appropriate and practicable, the board does not believe that it is inappropriate separate the position of Chief Executive Officer and Chairman of the Board in the future.

When the Chairman of the Board and Chief Executive Officer are one person, a majority of the board’s independent directors designate a Lead Independent Director to provide additional independent leadership and oversight to the board. The Lead Independent Director serves as a liaison between the Chairman of the Board and the independent directors, leads executive sessions of the board, leads the board in discussions concerning the

Chief Executive Officer’s employment, performance, compensation and dismissal, approves meeting agendas and meeting schedules for the board, approves information sent to the board, is available for consultation and direct communication if requested by major stockholders, and performs such other duties and responsibilities as requested by the board. Ms. Campbell is currently the Lead Independent Director.

We entered into a voting agreement with Mandra Health Limited that, subject to certain requirements, requires us to use our best efforts to include a director nominee of Mandra’s choosing to be recommended by the board of directors to serve on the board of directors. Mr. Zhang currently serves as Mandra’s representative on the board. For additional information about this agreement, please see “Certain Relationships and Related Party Transactions—Voting Agreements—Mandra Health Limited.”

Director Independence

The board of directors has determined that each of Dr. Wu, Ms. Campbell and Messrs. Cannon, Trainor-Degirolamo, and Zukin are “independent” as defined in the currently applicable NASDAQ Stock Market listing standards. Each member of our audit committee and nominating and corporate governance committee, and a majority of the members of our compensation committee, are “independent” as defined in the currently applicable NASDAQ Stock Market listing standards, and each member of our audit committee and a majority of the members of our compensation committee also meet the heightened standard of “independence” under the NASDAQ Stock Market listing standards for audit committee and compensation committee members, as applicable.

The board directs the management of our business as provided by Delaware law and conducts its business through meetings of the board of directors, an audit committee, a compensation committee, and a nominating and corporate governance committee. Further, from time to time, other committees may be established under the direction of the board when necessary to address specific issues. The composition of the board committees complies, when required, with the NASDAQ Stock Market listing standards and applicable law.

Family Relationships

There is no family relationship between any director, executive officer or person nominated to become a director or executive officer of the Company.

Executive Sessions of Non-Employee Directors

In order to promote open discussion among non-employee directors, the board of directors has a policy of regularly conducting executive sessions of non-employee directors at scheduled meetings led by the Lead Independent Director and at such other times requested by a non-employee director in a manner that is independent of our Chief Executive Officer.

Selection of Nominees for the Board of Directors

The nominating and corporate governance committee of the board of directors is responsible for establishing the criteria for recommending which directors should stand for re-election to the board and the selection of new directors to serve on the board. In addition, the committee is responsible for establishing the procedures for our stockholders to nominate candidates to the board. The committee has not formulated any specific minimum qualifications for director candidates, but has determined certain desirable characteristics, including experience, integrity, competence, diversity, skills, industry knowledge and independence. The Nominating and Corporate Governance Committee Charter calls for the committee to consider diversity to be an additional desirable characteristic in potential nominees.

Our bylaws permit any stockholder of record to nominate directors. Stockholders wishing to nominate a director must deliver written notice of the nomination either by personal delivery or by U.S. certified mail, postage prepaid, to the Corporate Secretary (i) with respect to an election to be held at an annual meeting of stockholders, not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the annual meeting is convened more than 30 days before or more than 60 days after such anniversary date, or if no annual meeting was held in the preceding year, notice by the stockholder to be timely must be so received no more than 120 days prior to such annual meeting nor less than the later of (A) 90 days prior to such annual meeting and (B) 10 days after the earlier of (1) the day on which notice of the date of the meeting was mailed or (2) the day on which public disclosure of the date of the meeting was made; and (ii) in the case of a special meeting of stockholders called for the purpose of electing directors, no more than 10 days after the earlier of (A) the day on which notice of the date of the special meeting was mailed or (B) the day on which public disclosure of the date of the special meeting was made. In the event that the number of directors to be elected to the board of directors at the annual meeting is increased effective after the time period for which nominations would otherwise be due and there is no public announcement by the Company naming the nominees for the additional directorships at least 100 days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice will also be considered timely, but only with respect to nominees for the additional directorships, if it shall be delivered to the Corporate Secretary at the principal executive offices of the Company not later than the close of business on the 10th day following the day on which such public announcement is first made by the Company.

Any such notice must set forth the following: (i) as to each person whom the stockholder proposes to nominate for election as a director (A) the name, age, business address and residence address of such person; (B) the principal occupation or employment of such person; (C) the class or series and number of shares of capital stock (if any) of the Company that are, directly or indirectly, owned beneficially or of record by such person; and (D) any other information relating to such person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors required pursuant to Proxy Rules (as defined in our bylaws); (ii) the name and address of the stockholder giving the notice and the beneficial owner, if any, on whose behalf such nomination is made (each, a “Nominating Party”), (iii) as to each Nominating Party (A) the class or series and number of shares of capital stock of the Company that are, directly or indirectly, owned beneficially or of record by such Nominating Party or any Stockholder Associated Person, (B) any Derivative Instrument directly or indirectly owned beneficially by such Nominating Party or any Stockholder Associated Person, (C) any proxy, contract, arrangement, understanding or relationship pursuant to which such Nominating Party or any Stockholder Associated Person has a right to vote any class or series of shares of the Company, (D) any Short Interest, as defined in our bylaws, held by or involving such Nominating Party or any Stockholder Associated Person, (E) any rights to dividends on the shares of the Company owned beneficially by such Nominating Party or any Stockholder Associated Person that are separated or separable from the underlying shares of the Company, (F) any proportionate interest in shares of the Company or Derivative Instruments, as defined in our bylaws, held, directly or indirectly, by a general or limited partnership in which such Nominating Party or any Stockholder Associated Person is a general partner or, directly or indirectly, beneficially owns an interest in a general partner of such general or limited partnership, (G) any performance-related fees (other than an asset-based fee) that such Nominating Party or any Stockholder Associated Person is entitled to based on any increase or decrease in the value of shares of the Company or Derivative Instruments, if any, including, without limitation, any such interests held by members of such Nominating Person’s or such Stockholder Associated Person’s immediate family sharing the same household, (H) any significant equity interests or any Derivative Instruments or Short Interests in any principal competitor of the Company held by such Nominating Party or any Stockholder Associated Person and (I) any direct or indirect interest of such Nominating Party or any Stockholder Associated Person in any contract with the Company, any affiliate of the Company or any principal competitor of the Company (including, without limitation, any employment agreement, collective bargaining agreement or consulting agreement) (which information described in this clause (iii) shall be supplemented by such stockholder not later than ten (10) days after the record date for the meeting to disclose such information as of the record date); (iv) a description of all arrangements or understandings between such Nominating Party or any Stockholder Associated Person and each proposed nominee or any other person or persons (including their names) pursuant to which the nomination(s) are to be made, (v) a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice, (vi) a representation (a “Nominee Solicitation Representation”) as to whether or not such Nominating Party or any Stockholder Associated Person will deliver a proxy statement and form of proxy to a number of holders of the Company’s voting shares reasonably believed by such Nominating Party to be sufficient to elect its nominee or nominees or otherwise to solicit proxies from stockholders in support of such nominations, (vii) a written questionnaire with respect to the background and qualification of each proposed nominee and the background of any other person or entity on whose behalf the nomination is being made (in the form provided by the Secretary upon written request), (viii) a written representation and agreement (in the form provided by the Secretary upon written request) that such person (x) is not and will not become a party to (A) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the Company, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Company or (B) any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a director of the Company, with such person’s fiduciary duties under applicable law, (y) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Company with respect to any direct or indirect compensation, reimbursement or indemnification in connection with his or her nomination, service or action as a director that has not been disclosed therein, and (z) in such person’s individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as a director of the Company, and will comply with all applicable publicly disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the Company, and (ix) any other information relating to each Nominating Party that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to the Proxy Rules, as defined in our bylaws. Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected. The Company may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as a director of the Company. Our bylaws define “Stockholder Associated Person” as (A) any person directly or indirectly controlling, controlled by, under common control with or acting in concert with such Proposing Party or Nominating Party (as applicable) or (B) any member of the immediate family of such Proposing Party or Nominating Party (as applicable) sharing the same household.

The nominating and corporate governance committee will evaluate a nominee recommended by a stockholder in the same manner in which the committee evaluates nominees recommended by other persons as well as its own nominee recommendations.

Information Regarding Meetings of the Board and Committees

During 2017, the board of directors held five meetings. During 2017, the board’s three permanent committees, the audit committee, compensation committee and nominating and corporate governance committee, collectively held ten meetings.

All of our directors attended at least 75% of the aggregate of all meetings of the board of directors and the committees on which he or she served during 2017. We do not have a formal written policy with respect to directors’ attendance at our annual meetings of stockholders. The Company did not have an annual stockholders meeting in 2017.

Board Committees

Committees of the Board of Directors

In early 2017, the board of directors adopted written charters for each of its permanent committees, all of which are available under Investor Relations—Corporate Governance—Governance Highlights section of our website at www.athenex.com. The following table provides membership information of our directors in each committee of the board as of April 16, 2018.

	Audit Committee	Compensation Committee	Nominating & Governance Committee
Kim Campbell
Michael Cannon
Sheldon Trainor-Degirolamo
Jinn Wu, Ph.D.
Song-Yi Zhang
James Zukin

= Committee Chair

= Member

Audit Committee

The audit committee consists of Messrs. Zukin (Chair) and Trainor-Degirolamo, and Dr. Wu. As previously announced, Mr. Zukin is resigning from the board of directors effective July 1, 2018. Each of Messrs. Zukin and Trainor-Degirolamo, and Dr. Wu satisfy the independence requirements of Rule 5605(a)(2) and Rule 5605(c)(2) of the NASDAQ Stock Market listing standards and Section 10A(m)(3) of the Exchange Act. The audit committee met five times during our 2017 fiscal year.

The audit committee is responsible for, among other things:

•	overseeing our corporate accounting and financial reporting practices, the audit of our financial statements by our independent registered public accounting firm, and our internal audit function;

•	monitoring the periodic reviews of the adequacy of the accounting and financial reporting processes and systems of internal control that are conducted by the independent registered public accounting firm and our senior management, and internal audit function;

•	appointing the independent registered public accounting firm; determining and approving the fees paid to such firm and reviewing and evaluating the qualifications, independence and performance of such firm;

•	reviewing the results of management’s efforts to monitor financial and regulatory compliance with the Company’s programs and policies designed to ensure adherence to applicable laws and rules, as well as to its Code of Business Conduct and Ethics, including review and approval of related-party transactions as required by applicable laws and rules;

•	reviewing and evaluating the organization and performance of our internal audit function; and

•	preparing a report to be included in our annual proxy statement as required by the rules and regulations of the SEC under U.S. federal securities laws.

The board of directors has affirmatively determined that Mr. Zukin is qualified as the “audit committee financial expert” as such term is defined in Item 407(d)(5)(ii) of Regulation S-K promulgated by the SEC. The designation does not impose on Mr. Zukin any duties, obligations or liabilities that are greater than those generally imposed on members of the audit committee and the board of directors.

Both our independent registered public accounting firm and internal financial personnel regularly meet privately with the audit committee and have unrestricted access to this committee.

Compensation Committee

The compensation committee consists of Messrs. Trainor-Degirolamo (Chair), Cannon and Zhang. Each of Messrs. Trainor-Degirolamo and Cannon satisfy the independence requirements of Rule 5605(a)(2) and Rule 5605(d)(2) of the NASDAQ Stock Market listing standards. Mr. Zhang does not satisfy those requirements. The NASDAQ Stock Market listing standards provide a grace period for meeting the compensation committee independence requirements for a company conducting an initial public offering. That grace period provides that one member of the compensation committee must be independent at the time of listing, a majority of the members must be independent within 90 days of listing, and all committee members must be independent within one year of listing, or by June 16, 2018. The compensation committee met three times during our 2017 fiscal year.

The compensation committee is responsible for, among other things:

•	reviewing our overall compensation strategy, including base salary, incentive compensation and equity-based grants, to assure that it promotes stockholder interests and supports our strategic and tactical objectives, and that it provides for appropriate rewards and incentives for our management and employees;

•	reviewing and recommending to the board of directors compensation for our executive officers and members of the board;

•	administering and, if necessary, revising our 401(k) plan, any deferred compensation plans, and any additional employee benefit plans;

•	reviewing with management our major compensation-related risk exposures and the steps management has taken, or should consider taking, to monitor or mitigate such exposures; and

•	overseeing our compliance with regulatory requirements associated with compensation of our directors, executive officers and other employees, including reviewing executive compensation disclosures, any conflict of interest disclosure with regard to any compensation consultant retained by the compensation committee, and any other compensation disclosure prepared in response to disclosure requirements to the extent applicable to us.

Pursuant to its written charter, the compensation committee has the authority to engage the services of outside advisors as it deems appropriate to assist it in the evaluation of the compensation of our directors, principal executive officer or other executive and non-executive officers, and in the fulfillment of its other duties. Additionally, the compensation committee has the authority to review and approve the compensation of our other officers and employees and may delegate its authority to review and approve the compensation of other non-executive officer employees to specified executive officers.

Nominating and Governance Committee

The nominating and governance committee consists of Ms. Campbell (Chair), and Messrs. Cannon and Zukin. As previously announced, Mr. Zukin is resigning from the board of directors effective July 1, 2018. All members of the nominating and corporate governance committee are independent directors, as defined in Rule 5605(a)(2) of the NASDAQ Stock Market listing standards. The nominating and corporate governance committee met twice during our 2017 fiscal year.

The nominating and governance committee is responsible for, among other things:

•	identifying and screening candidates for the board of directors, and recommending nominees for election as directors;

•	establishing procedures to exercise oversight of the evaluation of the board and management;

•	developing and recommending to the board a set of corporate governance guidelines, as well as reviewing these guidelines and recommending any changes to the board;

•	reviewing the structure of the board’s committees and recommending to the board for its approval directors to serve as members of each committee, and where appropriate, making recommendations regarding the removal of any member of any committee;

•	developing and reviewing our code of conduct, evaluating management’s communication of the importance of our code of conduct, and monitoring compliance with our code of conduct;

•	reviewing and assessing the adequacy of the formal written charter on an annual basis; and

•	generally advising the board on corporate governance and related matters.

Risk Oversight

While the Company’s senior management has responsibility for the management of risk, the board of directors plays an important role in overseeing this function. The board regularly reviews our market and business risks during its meetings and, since its formation, each of its committees began overseeing risks associated with its respective area of responsibility. In particular, the audit committee oversees risk related to our accounting, tax, financial and public disclosure processes. It also assesses risks associated with our financial assets. The compensation committee oversees risks related to our compensation and benefit plans and policies to ensure sound pay practices that do not cause risks to arise that are reasonably likely to have a material adverse effect on the Company. The nominating and corporate governance committee seeks to minimize risks related to our governance structure by implementing sound corporate governance principles and practices. Each of our committees reports to the full board of directors as appropriate on its efforts at risk oversight and on any matter that rises to the level of a material or enterprise level of risk.

Code of Conduct and Ethics

The board of directors has adopted a code of conduct and ethics that establishes the standards of ethical conduct applicable to all directors, officers and employees of the Company and addresses, among other things, conflicts of interest, corporate opportunities, regulatory reporting, medical device laws, communications and confidentiality requirements. The code also addresses, among other things, compliance with disclosure controls and procedures and internal controls over financial reporting. We intend to disclose any amendments to the code, or any waivers of its requirements, on our website to the extent required by the applicable rules and exchange requirements. The audit committee is responsible for applying and interpreting our code of conduct and ethics in situations where questions are presented to it. Our code of conduct and ethics is posted under Investor Relations—Corporate Governance—Governance Highlights section of our website at www.athenex.com.

Communications with the Board of Directors

Stockholders who wish to communicate with members of the board of directors, including the independent directors individually or as a group, may send correspondence to them in care of our Corporate Secretary at our principal executive offices at 1001 Main Street, Suite 600, Buffalo, NY 14203. Such communication will be forwarded to the intended recipient(s). We currently do not intend to have our Corporate Secretary screen this correspondence, but we may change this policy if directed by the board due to the nature or volume of the correspondence.

DIRECTOR COMPENSATION

The board of directors determines the compensation and benefits for service of its members. We reimburse each of our directors for any out-of-pocket expenses incurred in connection with attending board meetings and board committee meetings.

Historically, certain of our non-employee directors have been granted options to purchase shares of our common stock as compensation for their service on the board of directors. These grants were in lieu of cash or other compensation and were not awarded according to any schedule or on an annual basis.

The following table sets forth the total compensation paid to each of our non-employee directors in 2017.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	Total ($)
Kim Campbell(2)	24,875	202,641	227,516
Michael Cannon(3)	15,708	121,584	137,292
Manson Fok(4)	22,167	182,376	204,543
Antony Leung(5)	22,167	101,320	123,487
Sheldon Trainor-Degirolamo(6)	17,063	131,717	148,780
Jinn Wu(7)	23,521	192,509	216,030
Song-Yi Zhang(8)	23,521	192,509	216,030
James Zukin(9)	17,063	131,717	148,780

(1)	The amounts in this column reflect the aggregate grant date fair value of the stock options under FASB ASC Topic 718, which was determined using the Black-Scholes Method and the assumptions set forth in Note 16 to our financial statements in our Annual Report on Form 10-K for the year ended December 31, 2017.
(2)	Ms. Campbell held 30,000 shares of common stock underlying option grants at December 31, 2017.
(3)	Mr. Cannon held 18,000 shares of common stock underlying option grants at December 31, 2017.
(4)	Dr. Fok held 27,000 shares of common stock underlying option grants at December 31, 2017.
(5)	On March 13, 2018, Mr. Leung resigned from the board of directors. Mr. Leung held 15,000 shares of common stock underlying option grants at December 31, 2017.
(6)	Mr. Trainor-Degirolamo held 19,500 shares of common stock underlying option grants at December 31, 2017.
(7)	Dr. Wu held 28,500 shares of common stock underlying option grants at December 31, 2017.
(8)	Mr. Zhang held 28,500 shares of common stock underlying option grants at December 31, 2017.
(9)	Mr. Zukin held 19,500 shares of common stock underlying option grants at December 31, 2017.

PROPOSAL TWO

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The board of directors, including the audit committee, has selected and appointed Deloitte & Touche LLP as the Company’s independent registered public accounting firm to audit the consolidated financial statements for the fiscal year ending December 31, 2018, and recommends that stockholders vote for the ratification of such appointment. Deloitte & Touche has audited our financial statements annually since 2015. Deloitte & Touche has advised us that it does not have, and has not had, any direct or indirect financial interest in the Company or its subsidiaries that impairs its independence under SEC rules. Notwithstanding the selection, the audit committee, in its discretion, may appoint a different independent registered public accounting firm at any time if it believes that doing so would be in the Company’s best interests and the best interests of our stockholders. In the event of a negative vote on ratification, the audit committee will reconsider, but might not change, its selection.

Representatives of Deloitte & Touche LLP are expected to be present at the 2018 Annual Meeting of Stockholders with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Required Vote

Provided there is a quorum for the meeting, ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm requires the affirmative vote of the holders of a majority of the shares represented at the meeting which are entitled to vote on the proposal. Abstentions will have the same effect as a vote against this proposal. Since the ratification of the appointment of Deloitte & Touche LLP is considered a “routine” matter on which brokers may vote without specific instructions from the customer, no broker non-votes are expected in connection with this proposal.

The board of directors unanimously recommends that stockholders vote FOR the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018.

AUDIT COMMITTEE REPORT

The audit committee has (1) reviewed and discussed with management the audited financial statements for the year ended December 31, 2017,
(2) discussed with Deloitte & Touche LLP, or D&T, our independent registered public accounting firm, the matters required to be discussed by Auditing Standards No. 1301, as adopted by the Public Company Accounting Oversight Board, and (3) received the written disclosures and the letter from D&T concerning applicable requirements of the Public Company Accounting Oversight Board regarding D&T’s communications with the audit committee concerning independence, and has discussed with D&T its independence. Based upon these discussions and reviews, the audit committee recommended to the board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, which is filed with the SEC.

The audit committee is currently composed of the following three directors: Messrs. Zukin (Chair) and Trainor-Degirolamo, and Dr. Wu. As previously announced, Mr. Zukin is resigning from the board of directors effective July 1, 2018. All members of the audit committee are independent directors as defined in Rule 5605(a)(2) and Rule 5605(c)(2) of the NASDAQ Stock Market listing standards and Section 10A(m)(3) of the Exchange Act. The board has determined that Mr. Zukin is an “audit committee financial expert” as such term is defined in Item 407(d)(5)(ii) of Regulation S-K promulgated by the SEC. The audit committee operates under a written charter adopted by the board, a copy of which is available under Investor Relations—Corporate Governance—Governance Highlights section of our website at www.athenex.com.

D&T has served as our independent registered public accounting firm since 2015.

Summary of Fees

The audit committee has adopted a policy for the pre-approval of all audit and permitted non-audit services that may be performed by our independent registered public accounting firm. Under this policy, each year, at the time it engages an independent registered public accounting firm, the audit committee pre-approves the engagement terms and fees and may also pre-approve detailed types of audit-related and permitted tax services, subject to certain dollar limits, to be performed during the year. All other permitted non-audit services are required to be pre-approved by the audit committee on an engagement-by-engagement basis.

The following table summarizes the aggregate fees billed for professional services rendered to us by D&T for 2017 and 2016. A description of these various fees and services follows the table.

	2017	2016

Audit Fees	$923,864	$1,253,137

Audit-Related Fees	$—	$—

Tax Fees	$—	$—

All Other Fees	$2,061	$2,175

Audit Fees

Audit fees consist of fees billed for the audit of our annual consolidated financial statements, the review of the interim consolidated financial statements, and related services that are normally provided in connection with registration statements, including the registration for our initial public offering and follow-on offering.

Audit-Related Fees

No audit-related fees were billed to us by D&T for the years ended December 31, 2017 or 2016.

Tax Fees

No tax fees were billed to us by D&T for the years ended December 31, 2017 or 2016.

All Other Fees

All other fees include subscriptions for online technical accounting resources provided by D&T for the years ended December 31, 2017 and 2016.

THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS James Zukin (Chair) Sheldon Trainor-Degirolamo Jinn Wu, Ph.D.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock as of April 16, 2018 unless otherwise noted below for the following:

•	each person or entity known to own beneficially more than 5% of our outstanding common stock as of the date indicated in the corresponding footnote;

•	each of the named executive officers named in the Summary Compensation table;

•	each director; and

•	all current directors and executive officers as a group.

Applicable percentage ownership is based on 63,515,929 shares of our common stock outstanding as of April 16, 2018, unless otherwise noted below, together with applicable options for each stockholder. Beneficial ownership is determined in accordance with the rules of the SEC, based on factors including voting and investment power with respect to shares. Common stock subject to options currently exercisable, or exercisable within 60 days after April 16, 2018 and restricted stock vesting within 60 days of April 16, 2018, are deemed outstanding for the purpose of computing the percentage ownership of the person holding those securities, but are not deemed outstanding for computing the percentage ownership of any other person. Except as otherwise indicated, the address of each of the persons in this table is c/o Athenex, Inc., 1001 Main Street, Suite 600, Buffalo, NY 14203.

	Shares Beneficially Owned	Percentage Beneficially Owned

Name of Beneficial Owner

5% Stockholders:

Mandra Entities(1)	6,589,876	10.4%

Ma Huateng(2)	6,524,032	10.3%

Prestine Victory Limited(3)	3,181,817	5.0%

Directors and Named Executive Officers:

Johnson Y.N. Lau(4)	6,707,552	10.1%

Rudolf Kwan(5)	706,224	1.1%

Jeffrey Yordon(6)	263,709	*

Song-Yi Zhang(7)	7,626,301	12.0%

Manson Fok(8)	2,825,841	4.4%

Sheldon Trainor-Degirolamo(9)	948,209	1.5%

Jinn Wu(10)	548,333	*

James Zukin(11)	535,975	*

Kim Campbell(12)	55,500	*

Michael Cannon(13)	41,028	*

All executive officers and directors as a group(14) (13 persons)	20,154,436	29.5%

*	Less than 1%.
(1)	Consists of (i) 6,302,700 shares of common stock held of record by Mandra Medical Limited and (ii) 287,176 shares of common stock held of record by Mandra Health Limited. Mandra Medical Limited and Mandra Health Limited are collectively referred to as the Mandra Entities. Each of Mandra Health Limited and Mandra Medical Limited are wholly-owned subsidiaries of Beansprouts Limited. Song-Yi Zhang, together with his spouse, own all of the outstanding interests in Beansprouts Limited and shares voting and dispositive power over the shares held by it. The address for each of Mandra Medical Limited, Mandra Health Limited and Beansprouts Limited is c/o Newhaven Trustees (BVI) Limited, 3rd Floor, J&C Building, P.O. Box 933, Road Town, Tortola, British Virgin Islands, VG1110.

(2)	Consists of (i) 6,444,032 shares of common stock held by Advance Data Services Limited, and (ii) 80,000 shares of common stock issuable upon the exercise of options exercisable within 60 days of April 16, 2018 held of record by Ma Huateng. Ma Huateng is a Director of Advance Data Services Limited and has sole voting and dispositive power over the shares held by Advance Data Services Limited. The address for Advance Data Services Limited is 29/F Three Pacific Place, 1 Queen’s Road East, Wanchai, Hong Kong.
(3)	The number of shares of common stock beneficially owned is as of June 13, 2017, as reported in a Schedule 13G filed by Prestine Victory Limited on July 5, 2017, and consists of 3,181,817 shares of common stock held by Prestine Victory Limited, a company organized under the laws of the British Virgin Islands. The principal business office of Prestine Victory Limited is Wickhams Cay I, 2nd Floor, Road Town, Tortola, British Virgin Islands.
(4)	Consists of (i) 2,780,422 shares of common stock, (ii) 3,050,001 shares of common stock issuable upon the exercise of options exercisable within 60 days of April 16, 2018, (iii) 161,647 shares of restricted common stock, subject to certain repurchase rights, held by Dr. Lau’s spouse, and (iv) 678,880 shares of common stock and 36,602 shares of common stock issuable upon the exercise of options exercisable within 60 days of April 16, 2018 held by Avalon Biomedical (Management) Limited (“Avalon Biomedical”), an indirect wholly-owned subsidiary of Avalon Global Holdings Limited (“Avalon Global”). Dr. Lau owns all of the outstanding interests in Creative Decade Global Limited, which owns 32.24% of the outstanding interests in Avalon Global, and Dr. Lau serves on the board of directors of Avalon Global and has shared voting and dispositive power with respect to the shares held by Avalon Biomedical.
(5)	Consists of (i) 82,224 shares of common stock and (ii) 624,000 shares of common stock issuable upon the exercise of options exercisable within 60 days of April 16, 2018.
(6)	Consists of (i) 188,709 shares of common stock, (ii) 75,000 shares of restricted common stock subject to certain repurchase rights and (iii) 75,000 shares of common stock issuable upon the exercise of options exercisable within 60 days of April 16, 2018.
(7)	Consists of (i) the shares described in footnote (1) above, (ii) 4,000 shares of common stock, (iii) 181,818 shares of common stock held by iBase Ltd., (iv) 135,125 shares of common stock issuable upon the exercise of options exercisable within 60 days of April 16, 2018, and (v) 678,880 shares of common stock and 36,602 shares of common stock issuable upon the exercise of options exercisable within 60 days of April 16, 2018 held by Avalon Biomedical, an indirect wholly-owned subsidiary of Avalon Global. Mr. Zhang is the sole owner and director of iBase Ltd. and has sole voting and dispositive power over the shares held by iBase Ltd. Mr. Zhang, together with his spouse, indirectly own all of the outstanding interests in Mandra Medical Limited, which owns 10.08% of the outstanding interests in Avalon Global, and Mr. Zhang serves on the board of directors of Avalon Global and has shared voting and dispositive power with respect to the shares held by Avalon Biomedical.
(8)	Consists of (i) 1,819,609 shares of common stock, (ii) 290,750 shares of common stock issuable upon the exercise of options exercisable within 60 days of April 16, 2018 and (iii) 678,880 shares of common stock and 36,602 shares of common stock issuable upon the exercise of options exercisable within 60 days of April 16, 2018 held by Avalon Biomedical, an indirect wholly-owned subsidiary of Avalon Global. Dr. Fok, together with his spouse, own all of the outstanding interests in Sino Glory Developments Limited, which owns 32.24% of the outstanding interests in Avalon Global, and Dr. Fok serves on the board of directors of Avalon Global and shares voting and dispositive power with respect to the has shared held by Avalon Biomedical.
(9)	Consists of 943,334 shares of common stock held by PacBridge Partners V Investment Co Ltd. Mr. Trainor-Degirolamo is the sole director and stockholder of PacBridge Partners V Investment Co Ltd. and has sole voting and dispositive power over the shares held by it. Also includes 4,875 shares of common stock issuable upon the exercise of options exercisable within 60 days of April 16, 2018.
(10)	Consists of (i) 259,208 shares of common stock, and (ii) 289,175 shares of common stock issuable upon the exercise of options exercisable within 60 days of April 16, 2018.
(11)

Consists of (i) 465,100 shares of common stock held directly by Mr. Zukin, (ii) 66,000 shares of common stock held by the James Zukin Trust dated 11/4/05, of which Mr. Zukin is the trustee and beneficiary, and (iii) 4,875 shares of common stock issuable upon the exercise of options exercisable within 60 days of

April 16, 2018. Mr. Zukin has sole voting and dispositive power over the shares held by the Trust. Mr. Zukin is a member of Pharminex, L.L.C., but does not have voting or dispositive power over the shares of our common stock held by it.
(12)	Consists of 55,500 shares of common stock issuable upon the exercise of options exercisable within 60 days of April 16, 2018.
(13)	Consists of 36,528 shares of common stock held by Cannon Venture No. 2 LP. Mr. Cannon is the general partner of Cannon Venture No. 2 LP and has sole voting and dispositive power over the shares held by it. Also includes 4,500 shares of common stock issuable upon the exercise of options exercisable within 60 days of April 16, 2018.
(14)	Consists of (i) 15,376,332 shares of common stock and (ii) 4,778,104 shares of common stock issuable upon the exercise of options exercisable within 60 days of April 16, 2018.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers, directors, and persons who beneficially own more than 10% of a registered class of our common stock or other equity securities to file with the SEC certain reports of ownership and reports of changes in ownership of our securities. Executive officers, directors and stockholders who hold more than 10% of our outstanding common stock are required by the SEC to furnish us with copies of all required forms filed under Section 16(a). Based solely on a review of this information and written representations from these persons that no other reports were required, we believe that, during the prior fiscal year all of our executive officers, directors, and to our knowledge, 10% stockholders complied with the filing requirements of Section 16(a) of the Exchange Act, except for Huateng Ma, an affiliate of the Company, who filed a Form 3 on July 13, 2017 to make an initial report of holdings that was due June 13, 2017, and Ms. Campbell, Messrs. Cannon, Trainor-Degirolamo, Zhang and Zukin and Drs. Fok, Kwan and Zuo, who each filed a Form 4 on June 21, 2017 to report the acquisition of options on June 19, 2017, which were later amended on Forms 4/A to report the acquisition date as June 14, 2017.

EXECUTIVE COMPENSATION

As an emerging growth company, we have opted to comply with the executive compensation disclosure rules applicable to “smaller reporting companies,” as such term is defined in the rules promulgated under the Securities Act, which require compensation disclosure for our principal executive officer and the two most highly compensated executive officers other than our principal executive officer. Our named executive officers for the year ended December 31, 2017 are:

•	Johnson Y.N. Lau, our Chief Executive Officer and Chairman of the Board;
•	Jeffrey Yordon, Chief Operating Officer and President, Athenex Pharmaceutical Division; and
•	Rudolf Kwan, Chief Medical Officer.

Key Elements of Our Compensation Program for 2017

The primary objective of our compensation policies and programs with respect to executive compensation is to serve our stockholders by attracting, retaining and motivating talented and qualified executives. We focus on providing a competitive compensation package that provides, at the discretion of the board of directors, long-term incentives for the achievement of corporate and individual performance objectives. Decisions regarding executive compensation are the primary responsibility of the compensation committee. The board of directors regularly assesses our compensation policies for any practices that are reasonably likely to have a material adverse effect on the Company; as of the end of December 31, 2017, the board concluded that our compensation policies did not present any such risks to the Company.

In 2017, we compensated our named executive officers through a mix of base salary and equity compensation at levels that we believed were comparable to those of executives at companies of similar size and stage of development, and that rewarded our named executive officers for their contributions.

We have not yet established a formal policy with respect to our allocations between long-term equity compensation and short-term incentive compensation. As a private company, our compensation plans and the amount of each compensation element to pay our named executive officers were generally developed by our management and approved by the board of directors on an individual, case-by-case basis utilizing a number of factors, including publicly available data and our general business conditions and objectives, as well as our subjective determination with respect to each executive’s individual contributions to such objectives.

Summary Compensation Table

The following table shows information regarding the summary compensation for our named executive officers for the year ended December 31, 2107.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stocks Awards ($)	Option Awards ($)(1)	Nonqualified deferred compensation earnings ($)	All Other Compensation ($)(2)	Total ($)
Johnson Y.N. Lau	2017	200,000	—	4,400,000	6	300,000	22,424	4,922,430
Chief Executive Officer and Chairman of the Board	2016	200,000	—	—	—	300,000	21,687	521,687
Jeffrey Yordon	2017	400,000	135,000	—	1,533,741	—	13,232	2,081,973
Chief Operating Officer and President, Athenex Pharmaceutical Division	2016	254,538	—	1,800,000	785,184	—	2,237	2,841,959
Rudolf Kwan	2017	288,077	—	—	933,581	—	3,762	1,225,419
Chief Medical Officer

(1) The amounts in this column reflect the aggregate grant date fair value of the stock options under FASB ASC Topic 718, which was determined using the Black-Scholes Method and the assumptions set forth in Note 16, Stock-Based Compensation, of the notes to our audited financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2017.

(2) The 2017 amounts reflect (i) $9,692, $11,546 and $2,259 in 401(k) matching contributions for each of Dr. Lau, Mr. Yordon and Dr. Kwan, respectively, (ii) $12,245 in company-paid health insurance premiums for Dr. Lau, (iii) $1,200 and $1,015 in medical opt-out payments for Mr. Yordon and Dr. Kwan, respectively, and (iv) $487 in group term life insurance each for Dr. Lau, Mr. Yordon and Dr. Kwan. The 2016 amounts reflect (i) $8,000 and $2,237 in 401(k) matching contributions for each of Dr. Lau and Mr. Yordon, respectively, and (ii) $13,687 in company-paid health insurance premiums for Dr. Lau.

Narrative to Summary Compensation Table

We are continually evaluating various compensation programs to implement as our business evolves. The disclosures below describe our historical compensation practices.

Annual Salary

We review compensation annually for our named executive officers. In setting base salaries and bonuses and granting equity incentive awards, we consider compensation for comparable positions in the market, the historical compensation levels of our executives, individual performance as compared to our expectations and objectives, our desire to motivate our employees to achieve short- and long-term results that are in the best interests of our stockholders, and a long-term commitment to the Company. We do not target a specific competitive position or a specific mix of compensation among base salary, bonus or long-term incentives.

The board of directors has historically determined the compensation for our executive officers and more recently delegated this authority to the compensation committee, other than with respect to our chief executive officer. The compensation committee typically reviews and discusses management’s proposed compensation with the chief executive officer for all executive officers other than the chief executive officer. Based on those discussions and its discretion, the compensation committee then approves the compensation for our executive officers. The board of directors, without members of management present, discusses the compensation committee’s report on these matters and approves the compensation of our chief executive officer. To date, the compensation committee has not engaged a compensation consultant or adopted a peer group of companies for purposes of determining executive compensation.

Long-Term Incentives

Our 2013 Common Stock Option Plan (“2013 Plan”), which our board of directors adopted in 2012, authorized us to make grants to eligible recipients of non-qualified stock options. Our 2017 Omnibus Incentive Plan (“2017 Plan”), which our board and stockholders adopted in 2017, authorizes us to make grants to eligible recipients of incentive stock options. We ceased issuing awards under the 2013 Plan since the implementation of the 2017 Plan in May 2017. However, if any change is made in, or other event occurs with respect to, our common stock without the receipt of consideration by us, through merger, consolidation, reorganization, recapitalization, reincorporation, stock and certain other dividends, stock split, combination of shares, exchange of shares, change in corporate structure or other transaction, the shares subject to the 2013 Plan or subject to any option or award granted under the 2013 Plan would be similarly adjusted.

The 2017 Plan provides for the grant of incentive stock options, within the meaning of Section 422 of the Code, to our employees and any parent and subsidiary employees, and for the grant of non-qualified stock options, stock appreciation rights, restricted stock, restricted stock units, dividend equivalent rights, cash-based awards (including annual cash incentives and long-term cash incentives), and any combination thereof to our employees, directors, and consultants and to employees, directors, and consultants of certain affiliated entities.

We typically grant stock options at the start of employment to each named executive officer and our other employees. To date, we have not maintained a practice of granting additional equity on an annual basis, but we have granted additional equity following significant equity financings, and we have retained discretion to provide additional targeted grants in certain circumstances.

We award our equity grants on the date the board of directors approves the grant. We set the option exercise price and grant date fair value based on our per-share valuation on the date of grant. For grants in connection with initial employment, vesting begins on the initial date of employment. Time vested stock option grants to our executives and most employees typically vest 25% on each anniversary of the vesting commencement date over either a three- or four-year period. For further information on all our equity compensation plans, see “Equity Compensation Plan Information” below.

2017 Employee Stock Purchase Plan

Our 2017 Employee Stock Purchase Plan, or ESPP, was adopted by the board of directors and stockholders in 2017 and became effective prior to the completion of our initial public offering in June 2017. Our ESPP enables eligible employees of ours and designated affiliates to purchase shares of our common stock at a discount. Purchases are accomplished through participation in discrete offering periods. The ESPP is intended to qualify as an employee stock purchase plan under Section 423 of the Code. We have initially reserved 1,000,000 shares of our common stock for issuance under the ESPP. For further information on all our equity compensation plans, see “Equity Compensation Plan Information” below.

Outstanding Equity Awards as of December 31, 2017

The following table lists the outstanding equity awards held by our named executive officers as of December 31, 2017:

Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)(1)
Johnson Y.N. Lau
	60,000(2)	—	4.25	12/3/2018
	240,000(3)	—	4.55	5/9/2021
	150,000(4)	—	4.55	3/26/2022
	1,200,000(5)	—	4.55	1/2/2023
	933,333(6)	466,667	7.50	5/22/2025
	—	1(7)	11.00	6/14/2027
Jeffrey Yordon
	75,000(8)	75,000	9.00	6/19/2026	150,000	1,650,000
	—	230,000(9)	11.00	6/19/2027
Rudolf Kwan
	24,000(10)	—	4.55	12/10/2019
	48,000(11)	—	4.55	5/9/2021
	96,000(12)	—	4.55	1/2/2023
	48,000(13)	—	4.55	5/13/2023
	120,000(14)	—	4.55	2/12/2024
	48,000(15)	—	4.55	6/12/2024
	150,000(16)	50,000	5.50	12/16/2024
	60,000(17)	60,000	7.50	5/25/2025
	—	140,000(18)	11.00	6/19/2018

(1)	At December 31, 2017, the fair market value of our common stock was $11.00.
(2)	The option vested in two equal annual installments beginning on December 3, 2009.
(3)	The option vested in three equal annual installments beginning on May 9, 2012.
(4)	The option vested in full on March 26, 2013.
(5)	Such stock options were fully vested on the date of grant.
(6)	The option vests in three annual installments beginning on May 22, 2016.
(7)	The option vests on June 14, 2018.
(8)	The option vests in two equal annual installments beginning on June 19, 2017.
(9)	The option vests in three equal annual installments beginning on June 19, 2018.
(10)	The option vests in equal monthly installments beginning on January 10, 2010.
(11)	The option vests in two equal annual installments beginning on May 9, 2012.
(12)	The option vests in two equal annual installments beginning on January 2, 2014.
(13)	The option vests in four equal annual installments beginning on May 13, 2014.
(14)	The option vests in three equal annual installments beginning on February 12, 2015.
(15)	The option vests in two equal annual installments beginning on June 12, 2015.
(16)	The option vests in four equal annual installments beginning on December 16, 2015.
(17)	The option vests in four equal annual installments beginning on May 22, 2016.
(18)	The option vests in three equal annual installments beginning on June 19, 2018.

Non-qualified Deferred Compensation

Our Restated Non-Qualified Deferred Compensation Plan allows certain of our officers to defer portions of their compensation to be paid at specific times after their separation from the Company.

Pension Benefits

We do not have any qualified or non-qualified defined benefit pension plans.

Employee Benefit Plans

Our employees, including our named executive officers, are eligible to receive various employee benefits. These benefits include the following: medical, dental, and vision care plans; a 401(k) plan; group term life insurance; accidental death and dismemberment; short-term and long-term disability insurance, health savings account, flexible spending accounts for unreimbursed medical expenses and dependent care accounts; Employee Assistance Program; holidays; and paid time off.

401(k) Plan

Our employees are eligible to participate in our 401(k) plan. Our 401(k) plan is intended to qualify as a tax-qualified plan under Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”). Our 401(k) plan provides that each participant may contribute a portion of his or her pre-tax compensation, up to a statutory limit, which for most employees is $18,000 in 2017. Participants who are 50 years or older can also make “catch-up” contributions, which in 2017 may be up to an additional $6,000 (or a combined maximum of $24,000). Employee contributions are held and invested by the plan’s trustee. Our 401(k) plan also permits us to make discretionary contributions and matching contributions. We make matching contributions to our employees of an amount equal to 50% of their elective deferral which does not exceed 8% of their compensation.

Named Executive Officer Employment Agreements

Our employment agreements with our named executive officers are summarized below.

Johnson Y.N. Lau

We entered into an amended and restated employment agreement, dated June 1, 2015, with Dr. Lau, our current Chief Executive Officer and Board Chairman. Under the agreement, Dr. Lau is entitled to receive a base salary, subject to adjustment by the board of directors from time to time, deferred compensation, and certain equity awards.

Dr. Lau’s employment agreement has an initial term of three years, after which it will automatically renew for additional one-year terms until terminated pursuant to its terms. The agreement may be terminated by Dr. Lau, either with or without good reason, as such term is defined in the agreement, and by us, either with or without cause, as such term is defined in the agreement. Pursuant to the agreement, depending on the circumstances of his termination, Dr. Lau may be entitled to certain payments or benefits on or after termination. The agreement also contains customary non-competition and confidentiality provisions.

Dr. Lau received a grant of 400,000 shares of our common stock immediately prior to the completion of our initial public offering in June 2017. Pursuant to the terms of his employment agreement, we issued to Dr. Lau 880,000 shares of our common stock in exchange for a promissory note, which has since been satisfied.

Jeffrey Yordon

We entered into an employment agreement, effective February 21, 2017, with Jeffrey Yordon, our Chief Operating Officer and President of the Athenex Pharmaceutical Division. Under the agreement, Mr. Yordon is entitled to receive a base salary, consideration for a cash bonus at the discretion of the compensation committee, and an award of an option to purchase up to 230,000 shares of our common stock subject to vesting in equal installments over three years that was granted upon the completion of our initial public offering in June 2017.

Mr. Yordon’s employment agreement has an initial term of three years, after which it will automatically renew for additional one-year terms until terminated pursuant to its terms. The agreement may be terminated by Mr. Yordon, either with or without good reason, as such term is defined in the agreement, and by us, either with or without cause, as such term is defined in the agreement. Pursuant to the agreement, depending on the circumstances of his termination, Mr. Yordon may be entitled to certain payments or benefits on or after termination. The agreement also contains customary non-solicitation, non-competition and confidentiality provisions.

Rudolf Kwan

We entered into an employment agreement, effective February 21, 2017, with Rudolf Kwan, our Chief Medical Officer. Under the agreement, Dr. Kwan is entitled to receive a base salary, consideration for a cash bonus at the discretion of the compensation committee, and an award of an option to purchase 140,000 shares of our common stock subject to vesting in equal installments over three years that was granted upon the completion of our initial public offering in June 2017.

Dr. Kwan’s employment agreement has an initial term of three years, after which it will automatically renew for additional one-year terms until terminated pursuant to its terms. The agreement may be terminated by Dr. Kwan, either with or without good reason, as such term is defined in the agreement, and by us, either with or without cause, as such term is defined in the agreement. Pursuant to the agreement, depending on the circumstances of his termination, Dr. Kwan may be entitled to certain payments or benefits on or after termination. The agreement also contains customary non-solicitation, non-competition and confidentiality provisions.

Equity Compensation Plan Information

The following table sets forth the information as of December 31, 2017 with respect to all our equity compensation plans:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders
First Amended and Restated 2004 Common Unit Option Plan	41,944	$4.55	0
First Amended and Restated 2007 Common Unit Option Plan	967,768	$4.48	0
2017 Omnibus Incentive Plan	1,710,172	$11.46	2,489,828
2017 Employee Stock Purchase Plan	0	$0.00	1,000,000
Equity compensation plans not approved by security holders
2013 Common Stock Option Plan	7,456,759	$6.58	2,025,543

Total	10,176,643	$7.19	5,515,371

CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS

The following is a summary of each transaction or series of similar transactions since January 1, 2017, to which we were or are a party in which:

•	the amount involved exceeded or exceeds $120,000; and

•	any of our directors or executive officers, any holder of 5% of our capital stock or any member of their immediate family had or will have a direct or indirect material interest.

Convertible Note Financings

We completed convertible note financings between September 2016 and February 2017, in which we issued and sold to 10 investors an aggregate of approximately $48.0 million principal amount of notes convertible into shares of our common stock. We completed an additional convertible note financing in April 2017 in which we sold to one investor a convertible note with a principal amount of $20.0 million. Upon completion of our initial public offering in June 2017, the notes automatically converted into a number of shares of our common stock equal to the outstanding principal amount of such notes divided by a 20.0% discount to the public offering price. The investors include one of the holders of more than 5% of our outstanding common stock, Advance Data Services Limited, controlled by Ma Huateng, an entity affiliated with Antony Leung, one of our former directors, Dr. Manson Fok, one of our directors, and Mandra Medical Limited. The table below shows the principal amount of convertible notes purchased by each related party and the number of shares of common stock each note automatically converted into upon completion of our initial public in June 2017 at the initial public offering price of $11.00 per share.

Related Party	Principal Amount of Convertible Note	Shares of Common Stock Upon Completion of Offering
Advance Data Services Limited(1)	$10,000,000	1,136,364
Sunderland Global Limited	$10,000,000	1,136,364
Manson Fok	$2,000,000	227,273
Mandra Medical Limited	$2,000,000	227,273

(1)	Pursuant to the terms of the convertible loan agreement, another entity controlled by Ma Huateng assigned the agreement and all of its rights thereunder to Advance Data Services Limited in April 2017.

Sales of Preferred Stock and Common Stock

From time to time since January 1, 2014, we have financed our operations through sales of shares of our common stock and sales of our Series A preferred stock, which were subsequently converted into common stock on a 1-to-1.1 basis, effective May 8, 2014. The table below sets forth the date, purchase price and number of shares purchased for each sale of shares of our common stock or Series A preferred stock, on an as-converted basis, to parties who were, at the time of such sale, any of our directors, executive officers or holders of 5% of any class of our voting capital stock or any member of their immediate family who had or will have a direct or indirect material interest:

Date of Sale	Name of Related Party	Aggregate Purchase Price ($)	Shares of Common Stock Purchased
March 26, 2014	Flint Besecker	$2,000,000	440,000
March 26, 2014	Johnson Y.N. Lau	$4,000,000	880,000
March 29, 2014	Mandra Health Limited	$5,000,006	1,000,000
August 13, 2014	Mandra Health Limited	$3,000,000	600,000
September 8, 2014	Mandra Health Limited	$5,000,000	1,000,000
January 22, 2015	Flint Besecker	$550,000	100,000
January 22, 2015	Johnson Y.N. Lau	$550,000	100,000

January 30, 2015	Mandra Health Limited	$12,867,768	2,557,776
February 5, 2015	Flint Besecker	$3,300,000	600,000
February 5, 2015	Johnson Y.N. Lau	$3,300,000	600,000
February 5, 2015	Jinn Wu	$176,000	32,000
April 17, 2015	Charter Link International Ltd.	$10,500,000	1,400,000
April 17, 2015	Advance Data Services Limited(1)	$30,000,000	4,000,000
April 17, 2015	Manson Fok	$1,000,020	133,336
May 31, 2015	William Zuo	$6,300,000	840,000
June 3, 2015	Mandra Health Limited	$6,600,000	1,200,000
July 17, 2015	Flint Besecker	$944,352	104,928
July 17, 2015	Rudolf Kwan	$187,092	20,788
July 17, 2015	Mandra Health Limited	$5,000,006	853,148
March 1, 2016	Mandra Health Limited	$5,000,003	666,667
March 31, 2016	William Zuo	$2,499,993	277,777
May 26, 2016	Mandra Health Limited	$3,499,988	466,665

(1)	Pursuant to the terms of our then-effective stockholders’ agreement, another entity controlled by Ma Huateng, which purchased the shares of our common stock on April 17, 2015, transferred ownership of those shares to Advance Data Services Limited in April 2017.

Voting Agreements

Mandra Health Limited

We entered into a voting agreement, dated March 4, 2014, with Mandra and certain other stockholders whereby Mandra shall be entitled to nominate one nominee for appointment or election to the board of directors. The agreement shall terminate upon the earlier of: (i) seven years from the date of the agreement, (ii) a written agreement by and among the parties thereto, (iii) the fifth anniversary of the closing of our initial public offering or (iv) the date Mandra no longer beneficially owns 10% or more of our then-outstanding common stock on a fully-diluted basis. Mr. Zhang currently sits on the board of directors as a representative of Mandra.

Contractual Arrangements

Avalon BioMedical (Management) Limited

Since 2015, Comprehensive Drug Enterprises Limited, or CDE, has entered into a series of agreements with Avalon BioMedical (Management) Limited, or Avalon BioMedical, under which Avalon BioMedical will occupy space and use certain services and facilities and pay to CDE a certain percentage of the total services, expenses and rent payment based on its staff headcount occupying the Hong Kong research and development facility. Pursuant to such agreements, Avalon BioMedical paid to CDE approximately $0.4 million in 2017. Dr. Lau, our Chief Executive Officer and Chairman, and Dr. Fok and Mr. Zhang, two of our directors, collectively have a controlling interest in, and serve on the board of directors of, Avalon Global Holdings Limited, the indirect parent of Avalon BioMedical.

ZenRx Limited

ZenRx is a contract research company located in New Zealand. ZenRx conducts certain clinical development with the company and we have entered into the ZenRx License with ZenRx. Dr. Rudolf Kwan, our Chief Medical Officer, serves on the board of directors of ZenRx, and in 2017, we paid approximately $0.6 million to ZenRx for clinical research.

Dr. Rudolf Kwan

Dr. Kwan, our Chief Medical Officer, provided services to us as a consultant until February 2017 through RSJ Consulting LLC, a limited liability company of which he is the principal. We paid consulting fees of $0.1 million to RSJ Consulting LLC in 2017. We have not paid any fees to RSJ Consulting LLC for any other services other than the consulting services of Dr. Kwan.

Dr. Jane Fang

We have entered into a consulting agreement with Dr. Jane Fang, who is the wife of Dr. Lau, our Chairman and Chief Executive Officer to provide consulting advice related to the development of our KX-01 ointment, reporting to Dr. Kwan, our Chief Medical Officer. We paid consulting fees of $0.2 million to Dr. Fang 2017.

Equity Issuances

We have entered into employment agreements and arrangements with certain of our executive officers and have granted stock options to our executive officers and certain of our directors. For additional information about these agreements and transactions, see “Director Compensation” and “Executive Compensation.”

Indemnification Agreements

Our certificate of incorporation provides that we shall indemnify our directors and officers to the fullest extent permitted by law. In addition, as permitted by the laws of the State of Delaware, we have entered into indemnification agreements with each of our directors. Under the terms of our indemnification agreements, we are required to indemnify each of our directors, to the fullest extent permitted by the laws of the State of Delaware, if the indemnitee acted in good faith and in a manner the indemnitee reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal proceeding, had no reasonable cause to believe the indemnitee’s conduct was unlawful. We must indemnify our officers and directors against any and all (A) costs and expenses (including attorneys’ and experts’ fees, expenses and charges) actually and reasonably paid or incurred in connection with investigating, defending, being a witness in or participating in, or preparing to investigate, defend, be a witness in or participate in, and (B) judgments, fines, penalties and amounts paid in settlement in connection with, in the case of either (A) or (B), any threatened, pending or completed action, suit, arbitration, alternate dispute resolution mechanism, investigation, inquiry, administrative hearing or any other actual, threatened or completed proceeding, by reason of the fact that (x) such person is or was a director or officer, employee, agent or fiduciary of the Company or (y) such person is or was serving at our request as a director, officer, employee or agent or fiduciary of another corporation, partnership, joint venture, trust, employee benefits plan or other enterprise. The indemnification agreements will also require us, if so requested, to advance within 30 days of such request any and all costs and expenses that such director or officer incurred, provided that such person will return any such advance if it is ultimately determined that such person is not entitled to be indemnified for such costs and expenses. Our bylaws also require that such person return any such advance if it is ultimately determined that such person is not entitled to indemnification by us as authorized by the laws of the State of Delaware.

We are not required to provide indemnification under our indemnification agreements for certain matters, including: (1) indemnification in connection with certain proceedings or claims initiated or brought voluntarily by the indemnitee; (2) indemnification related to disgorgement of profits made from the purchase or sale of securities of the Company under Section 16(B) of the Exchange Act, or similar provisions of state statutory or common law; (3) indemnification that is finally determined, under the procedures and subject to the presumptions set forth in the indemnification agreements, to be unlawful; or (4) indemnification for liabilities for which the director has received payment under any insurance policy for such person’s benefit, our certificate of incorporation or bylaws or any other contract or otherwise, except with respect to any excess amount beyond the amount so received by such director or officer. The indemnification agreements will require us, to the extent that we maintain an insurance policy or policies providing liability insurance for directors, officers, employees, agents or fiduciaries of the Company or of any other corporation, partnership, joint venture, trust, employee benefits plan or other enterprise that such person serves at the request of the Company, to cover such person by such policy or policies to the maximum extent available.

We have entered into indemnification agreements with our current and former directors and executive officers. These agreements require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. We also intend to enter into indemnification agreements with our future directors and executive officers.

Procedures for Approval of Related-Party Transactions

The audit committee, pursuant to its written charter adopted in 2017, is responsible for reviewing and approving or ratifying any related-party transaction reaching a certain threshold of significance. In the course of its review and approval or ratification of a related-party transaction, the committee, among other things, considers, consistent with Item 404 of Regulation S-K, the following:

•	the nature and amount of the related person’s interest in the transaction;

•	the material terms of the transaction, including, without limitation, the amount and type of transaction; and

•	any other matters the audit committee deems appropriate.

Any member of the audit committee who is a related person with respect to a transaction under review will not be permitted to participate in the deliberations or vote regarding approval or ratification of the transaction. However, such director may be counted in determining the presence of a quorum at a meeting of the committee that considers the transaction.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The compensation committee consists of Messrs. Trainor-Degirolamo (Chair), Cannon and Zhang. None of our executive officers currently serves as a member of the board of directors or compensation committee (or other committee performing equivalent functions) of another entity that has one or more executive officers serving on the board of directors or compensation committee. No interlocking relationship exists between any member of the board of directors or any member of the compensation committee (or other committee performing equivalent functions) of any other company. During the last fiscal year, Drs. Fok and Wu and Mr. Zhang served as the members of the compensation committee.

STOCKHOLDER PROPOSALS

Stockholders may present proposals for action at meetings of stockholders only if they comply with the proxy rules established by the SEC, applicable Delaware law and our bylaws. We have not received any stockholder proposals for consideration at our 2018 annual meeting of stockholders.

Under SEC Rule 14a-8, in order for a stockholder proposal to be included in our proxy solicitation materials for the 2019 annual meeting of stockholders, it must be delivered to our principal executive offices located at 1001 Main Street, Suite 600, Buffalo, NY 14203 by January 1, 2019; provided, however, that if the date of the 2019 annual meeting is more than 30 days before or 60 days after June 12, 2019, notice by the stockholder must be delivered not later than the close of business no earlier than the 120th day prior to the 2019 annual meeting or the later of (1) the 90th day prior to the 2019 annual meeting or (2) the 10th day following the first public announcement of the date of the 2019 annual meeting.

Our bylaws permit any stockholder of record to nominate directors. Stockholders wishing to nominate a director must deliver written notice of the nomination either by personal delivery or by U.S. certified mail, postage prepaid, to the Corporate Secretary (i) with respect to an election to be held at an annual meeting of stockholders, not more than 120 and not less than 90 days before the meeting at which directors are to be elected, and (ii) with respect to an election to be held at a special meeting of stockholders called for the purpose of the election of directors, not later than the close of business on the 10th business day following the date on which notice of such meeting is first given to stockholders. Stockholder notices must set forth the specific information as more fully described in our bylaws and in “Corporate Governance—Selection of Nominees for the Board of Directors”.

Management’s proxy holders for the next annual meeting of stockholders will have discretion to vote proxies given to them on any stockholder proposal of which the Company does not have notice prior to March 17, 2019.

HOUSEHOLDING MATTERS

The SEC has adopted rules that permit companies to deliver a single Notice of Internet Availability or a single copy of proxy materials to multiple stockholders sharing an address unless a company has received contrary instructions from one or more of the stockholders at that address. This means that only one copy of the Annual Report, this Proxy Statement and Notice may have been sent to multiple stockholders in your household. If you would prefer to receive separate copies of the Notice of Internet Availability and/or Proxy Statement either now or in the future, please contact our Corporate Secretary either by calling (716) 427-2950 or by mailing a request to Attn: Corporate Secretary, 1001 Main Street, Suite 600, Buffalo, NY 14203. Upon written or oral request to the Corporate Secretary, the Company will provide a separate copy of the Annual Report and this Proxy Statement and Notice. In addition, stockholders at a shared address who receive multiple Notices of Internet Availability or multiple copies of proxy statements may request to receive a single Notice of Internet Availability or a single copy of proxy statements in the future in the same manner as described above.

ANNUAL REPORT ON FORM 10-K

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 as filed with the SEC is accessible free of charge on our website at www.athenex.com under Investor Relations—Financial Information—Annual Reports. The Annual Report on Form 10-K contains audited consolidated balance sheets of the Company as of December 31, 2017 and 2016, and the related consolidated statements of operations and comprehensive loss, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2017. You can request a copy of our Annual Report on Form 10-K free of charge by calling (716)-427-2950 or sending an e-mail to IR@athenex.com. Please include your contact information with the request.

OTHER MATTERS

Other than those matters set forth in this Proxy Statement, we do not know of any additional matters to be submitted at the meeting. If any other matters properly come before the annual meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the board of directors recommends.

THE BOARD OF DIRECTORS

Dated: April 30, 2018

DIRECTIONS TO THE ANNUAL MEETING

Wyndham Garden Buffalo Downtown

125 High Street

Buffalo, New York 14203

From the Buffalo Niagara International Airport

Depart Luiz F Kahl Way toward NY-33 W. Turn slight left onto NY-33 West/Kensington Expy W. Stay on NY-33 W for 8.1 miles. Merge onto Goodell Street toward NY-33 W. Turn right onto Michigan Avenue. Turn left onto High Street. Destination will be on your left.

From South of Buffalo

Take US-219 N to Buffalo. Keep left to stay on US-219 N. Merge onto I-90 E. Use the right 2 lanes to take exit 53 for I-190 N toward Downtown Buffalo/Niagara Falls. Continue onto I-190 N. Use the right 2 lanes to take exit 6 toward Elm Street. Continue on Elm Street and turn right on Genesee Street. Turn left at the first cross street onto Michigan Avenue. Turn left onto High Street. Destination will be on your left.

From North of Buffalo

Take I-190 S/Niagara Thwy S toward City of Buffalo. Take the NY-266/Niagara St exit 8. Keep right at the fork in the ramp. Merge onto Niagara St/NY-266. Turn sharp left onto S Elmwood Ave/NY-5. Turn right onto W Chippewa St/NY-5. Turn left onto Pearl St/NY-5. Continue to follow NY-5. Turn left onto Main St/NY-5. Turn right onto High St. Destination is on your right.

From East of Buffalo

Take I-90 W to exit 51W to merge onto NY-33 W toward Buffalo. Stay on NY-33 W for approximately 8 miles. Merge onto Goodell Street toward NY-33 W. Turn right onto Michigan Avenue. Turn left onto High Street. Destination will be on your left.

ANNUAL MEETING OF ATHENEX, INC.
Date:	JUNE 12, 2018
Time:	9:30 A.M. (EDT)
Place:	Wyndham Garden Buffalo Downtown 125 High Street, Buffalo, New York 14203

Please make your marks like this: ☒ Use dark black pencil or pen only Board of Directors Recommends a Vote FOR the following proposals 1 and 2.

1:	Election of Class I Directors				Directors Recommend i
		For		Withhold
	01 Michael Cannon	☐		☐	For
	02 Jinn Wu	☐		☐	For
	03 James Zukin	☐		☐	For

		For	Against	Abstain
2:	Ratification of the appointment of Deloitte & Touche LLP as Athenex, Inc.’s independent registered public accounting firm for the fiscal year ending December 31, 2018.	☐	☐	☐	For

Authorized Signatures - This section must be completed for your Instructions to be executed.

Please Sign Here	Please Date Above

Please Sign Here	Please Date Above

Please sign exactly as your name(s) appears on your stock certificate. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

Annual Meeting of Athenex, Inc.

to be held on Tuesday, June 12, 2018

for Holders as of April 16, 2018

This proxy is being solicited on behalf of the Board of Directors

INTERNET	VOTED BY:	TELEPHONE
Go To		866-217-7048
www.proxypush.com/ATNX		• Use any touch-tone telephone.
• Cast your vote online. • View Meeting Documents.	OR	• Have your Proxy Card/Voting Instruction Form ready.
• Follow the simple recorded instructions.
MAIL
• Mark, sign and date your Proxy Card/Voting Instruction Form.
OR • Detach your Proxy Card/Voting Instruction Form.
• Return your Proxy Card/Voting Instruction Form in the
postage-paid envelope provided.

The undersigned hereby appoints Johnson Y.N Lau, M.D., as the true and lawful attorney of the undersigned, with full power of substitution and revocation, and authorizes him to vote all the shares of capital stock of Athenex, Inc. which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorney to vote in his discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS IN ITEM 1 AND FOR THE PROPOSAL IN ITEM 2.

All votes must be received by 11:59 P.M. (EDT) on June 11, 2018.

PROXY TABULATOR FOR ATHENEX, INC. P.O. BOX 8016 CARY, NC 27512-9903

Proxy — Athenex, Inc.

Annual Meeting of Stockholders

June 12, 2018, 9:30 A.M. (EDT)

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned stockholder of Athenex, Inc. acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 30, 2018. The undersigned stockholder appoints Johnson Y.N. Lau, M.D. (the “Named Proxy”) as proxy for the undersigned, with full power of substitution, to vote the shares of common stock of Athenex, Inc., a Delaware corporation (the “Company”), at the Annual Meeting of Stockholders of Athenex, Inc. to be held at Wyndham Garden Buffalo Downtown, 125 High Street, Buffalo, New York 14203, on Tuesday, June 12, 2018, 9:30 A.M. (EDT) and all adjournments thereof.

The purpose of the annual meeting is to take action on the following:

1.  The election of Class I directors of Athenex, Inc; and

2.  The ratification of the appointment of Deloitte & Touche LLP as Athenex, Inc.’s independent registered public accounting firm for the fiscal year ending December 31, 2018.

The three Class I directors up for re-election are Michael Cannon, Jinn Wu and James Zukin.

The Board of Directors of the Company recommends a vote “FOR” all nominees for director and “FOR” Proposal 2.

This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted “FOR” all nominees for director and “FOR” Proposal 2. In their discretion, the Named Proxy is authorized to vote upon such other matters that may properly come before the annual meeting or any adjournment or postponement thereof.

You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE). The Named Proxy cannot vote your shares unless you sign and return this card.

                    To attend the meeting and vote your shares          ☐

                    in person, please mark this box.